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                                                                    EXHIBIT 23.1

         NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

            Arthur Andersen LLP ("Arthur Andersen") issued an audit report in connection with the Annual Report on Form 11-K for the year ended December 31, 2001 for the NS Group Employees Retirement Savings Plan, formerly known as NS Group, Inc. Salaried Employees Retirement Savings Plan (the "NS Group Plan"), the Annual Report on Form 11-K for the year ended December 31, 2001 for the Koppel Steel Corporation Employees' Retirement Savings Plan, formerly known as the Koppel Steel Corporation Hourly Employees Flexible Compensation Plan (the "Koppel Plan"), the Annual Report on Form 11-K for the year ended December 31, 2001 for the Newport Steel Corporation Hourly Employees Retirement Savings Plan (the "Newport Plan" and together with the NS Group Plan and the Koppel Plan, the "Plans"), and the Annual Report on Form 10-K for the year ended December 31, 2001 for NS Group, Inc. (the "Company"). The Annual Reports on Form 11-K for the year ended December 31, 2001 listed above and the Annual Report on Form 10-K for the year ended December 31, 2001 for the Company are collectively referred to herein as the "2001 Audit Reports". The Plans and the Company dismissed Arthur Andersen as its independent auditors and engaged Deloitte & Touche LLP in 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC and all personnel responsible for auditing the Plans and the Company's financial statements have left the firm. As a result, after reasonable efforts, the Plans and the Company have been unable to obtain the written consent of Arthur Andersen to the incorporation by reference of its 2001 Audit Reports into this registration statement on Form S-8 relating to the NS Group Employees Retirement Savings Plan. As a result, Arthur Andersen will not have any liability under
Section 11(a) of the Securities Act of 1933 as amended (the "Act") for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Act.